Exhibit 99.1

    CORAL GABLES, Fla., July 16 /PRNewswire-FirstCall/ -- Avatar Holdings Inc. (Nasdaq: AVTR) announced the acquisition of 908 acres of land in Polk County, Florida, for a purchase price of $8.48 million. The property is adjacent to Avatar's active adult development, Solivita, in the Central Florida community of Poinciana. Avatar will utilize the property for the future expansion of Solivita.

    Avatar Holdings Inc. is primarily engaged in real estate operations in Florida and Arizona. Its principal real estate operations are conducted at Poinciana, Bellalago and Solivita in central Florida near Orlando; Harbor Islands on Florida's east coast; and at Rio Rico, south of Tucson, Arizona. Avatar's common shares trade on The Nasdaq Stock Market under the symbol AVTR. The 7% Notes trade on The Nasdaq SmallCap Market under the symbol AVTRG.